Exhibit 3.1

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

CYTODYN INC.

Dated: March 2, 2015

Pursuant to the requirements of the Colorado Business Corporation Act Sections 7-90-301, et seq. and Section 7-110-106, the undersigned Corporation submits the following Articles of Amendment to its Articles of Incorporation.

FIRST: The following amendment was adopted on January 11, 2015, by the Board of Directors.

Article FOURTH (a) shall be amended to read as follows:

“FOURTH: (a) The aggregate number of shares which the corporation shall have authority to issue is 200,000,000 shares of common stock having no par value per share. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act.”

CYTODYN INC.

/s/ Michael D. Mulholland
Name:	Michael D. Mulholland
Title:	Chief Financial Officer